Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NASDAQ, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

NASDAQ, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: Article Fourth, Paragraph A of the Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

“A. The total number of shares of Stock which Nasdaq shall have the authority to issue is Nine Hundred Thirty Million (930,000,000), consisting of Thirty Million (30,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”), and Nine Hundred Million (900,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as “Common Stock”).”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by it duly authorized officer this 19th day of July, 2022.

NASDAQ, INC.

By:	/s/ Adena T. Friedman
Name: Adena T. Friedman
Title: President and Chief Executive Officer